AMENDMENT TO Principal Underwriting agremeent

This Amendment dated as of the ___ day of ____________, is made and entered into by and between Capital Group Private Client Services Funds, a Delaware statutory trust (the “Trust”) and American Funds Distributors, Inc., a California corporation (the “Distributor”)

Witnesseth:

WHEREAS, there is now in effect a Principal Underwriting Agreement dated April 1, 2010 (the “Agreement”), between the Trust and the Distributor, appointing the Distributor as exclusive agent for the Trust for the sale of its shares on certain terms and conditions and subject to certain provisions set forth therein;

WHEREAS, the Trust changed its name from Capital Private Client Services Funds to Capital Group Private Client Services Funds; and

WHEREAS, the Trust and the Distributor desire to amend the aforementioned Agreement to reflect the name change.

NOW, THEREFORE, the parties agree as follows:

  Effective _____________, the Agreement is amended to name “Capital Group Private Client Services Funds” as a party to the Agreement, and each instance of “Capital Private Client Services Funds” shall instead read “Capital Group Private Client Services Funds” in the Agreement.

  Exhibit A is deleted and replaced with the attached Exhibit A. All references in the Agreement to the portfolios within the Trust are amended to reflect the names on the attached Exhibit A.

  All other provisions of the Agreement remain in effect without change.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate original by their officers thereunto duly authorized, as of the day and year first above written.

AMERICAN FUNDS DISTRIBUTORS, INC.	CAPITAL GROUP PRIVATE CLIENT SERVICES FUNDS

By: _________________	By: _________________
Kevin C. Clifford Chairman, President and Chief Executive Officer	John S. Armour President and Principal Executive Officer

Exhibit A

Capital Group Core Municipal Bond Fund

Capital Group Short-Term Municipal Fund

Capital Group California Core Municipal Fund

Capital Group California Short-Term Municipal Fund

Capital Group Core Bond Fund

Capital Group Global Equity Fund

Capital Group U.S. Equity Fund